Exhibit 8.1

July 30, 2013

CNL Growth Properties, Inc.

450 South Orange Avenue

Orlando, Florida 32801

Ladies and Gentlemen:

We have acted as special REIT tax counsel to CNL Growth Properties, Inc. (f/k/a Global Growth Trust, Inc.) (the “Company”), a Maryland corporation, in connection with the registration of up to $200,000,000 in shares of the Company’s common stock (the “Common Stock”) pursuant to the Registration Statement on Form S-11 (Registration No. 333-184308) filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”), and the prospectus included therewith, each as amended through the date hereof. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion, we have examined the following:

¡	the Registration Statement;

¡	the Company’s Annual Report on Form 10-K for the year ended December 31, 2012;

¡	the Company’s 2011 federal income tax return;

¡	the Company’s registration statement on Form S-11 (Registration No. 333-156479) filed by the Company with the U.S. Securities and Exchange Commission (the “Prior Registration Statement”)

¡	the Third Articles of Amendment and Restatement of the Company;

¡	the Third Amended and Restated Bylaws of the Company;

¡	the Second Amended and Restated Limited Partnership Agreement of Global Growth, LP, filed as Exhibit 10.1 to the Prior Registration Statement; and

¡	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

CNL Growth Properties, Inc.

July 30, 2013

In connection with the opinions rendered below, we have assumed with your consent that:

1.  Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.  During its taxable years ended December 31, 2010 through December 31, 2012, the Company has operated, and in subsequent taxable years the Company has operated and will operate in a manner that has caused or will make, as the case may be, the factual representations relating to the ownership, operation, future method of operations, and compliance of the Company with the real estate investment trust (“REIT”) provisions of the Internal Revenue Code of 1986 (as amended, the “Code”) and the Treasury Regulations (the “Regulations”) thereunder, as in effect as of the date hereof, contained in a certificate dated on or about the date hereof and executed by a duly appointed officer of the Company (the “Certificate”), true for such years;

3.  The Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT under sections 856-860 of the Code for any taxable year; and

4.  No action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In our capacity as special REIT tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of our opinions rendered below. For the purposes of rendering these opinions, we have not made an independent investigation of the facts set forth in any documents delivered to us, including, without limitation, the Certificate. We have relied completely upon the Company’s representations that the information presented in such documents accurately reflects all material facts. In the course of our representation of the Company, we have not been made aware of any facts inconsistent with such factual representations. In addition, where such factual representations involve terms defined or used in the Code, the Regulations, published rulings of the Internal Revenue Service or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations.

CNL Growth Properties, Inc.

July 30, 2013

Based on the Code, Regulations, documents, assumptions and statements set forth above, the factual representations set forth in the Certificate and our review of the discussion in the Registration Statement under the heading “Federal Income Tax Considerations,” we are of the opinion that:

(a) the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 2010 through December 31, 2012;

(b) the Company’s current and proposed method of operations, if continued, will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2013 and each taxable year thereafter; and

(c) the statements contained under the heading “Federal Income Tax Considerations” in the Registration Statement, although general in nature, are correct and accurate in all material respects and fairly summarize the material aspects of the United States federal income tax considerations that are likely to be material to a holder of the Common Stock, subject to the qualifications set forth therein.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof and published court decisions and assume that none of these will change. No assurance, however, can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

CNL Growth Properties, Inc.

July 30, 2013

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. You must judge for yourselves whether the matters addressed in this opinion letter are sufficient for your purposes. This letter speaks only of this date, and we undertake no obligation to update the opinions expressed herein after the date of this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Arnold & Porter LLP in the Registration Statement. In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Arnold & Porter LLP

ARNOLD & PORTER LLP